Exhibit 10.175
CONFIRMATION OF LOAN
NEDBANK
Ltd Reg No 1951/000009/06

To: NEDBANK (“the bank”)

1.	I/We hereby confirm that the bank shall lend to me/us the sum specified in the schedule hereto for which sum I/we shall be truly and lawfully indebted to the bank.

2.	The bank shall effect periodic payments of the loan to me/us or to a third party on my/our behalf and on my/our instructions.

3.
Unless the word “fixed” appears next to the word “interest” in the schedule hereto, the rate shown in the schedule may, at the bank’s sole discretion and at any time from the date of this confirmation, or from time to time, be increased or decreased by the bank, provided that if the rate increased, the bank shall give me/us notice to that effect. The unpaid balance of the loan and the unpaid repayments shall be increased or decreased in response to any such increase or decrease.

4.
Interest shall accrue from the day on which the bank effects the first of the periodic payments on the amount of that payment and on the subsequent payments from the day on which such payments are effected by the bank on the increased amount paid by the bank.

5.
The loan together with interest thereon, as stipulated in the schedule hereto, shall be repaid by me/us in the number of monthly installments, as specified in the schedule hereto, commencing during the first month after which the bank effects the final of the periodic payments referred to in paragraph 2 hereof and thereafter on the basis set forth in the schedule hereto.

6.
Once the bank has effected the final payment in respect of the loan to me/us or a third person on my/our behalf in terms of my/our instructions and the bank is in a position to calculate the finance charges and the amount of the monthly installments payable by me/us in respect of the loan, I/we hereby irrevocably and in rem suam bind myself/ourselves to the bank to enter into and sign an agreement with the bank when called upon to do so in respect of the aforementioned loan. The agreement shall be in the standard form used by the bank at that time.

7.	This confirmation of loan is irrevocable and I/we shall not be entitled to withdraw any of the undertakings made herein without the prior written consent of the bank.

8.
The bank shall at its sole discretion before effecting payment of the loans as contemplated in paragraph 2 above be entitled to withdraw from this transaction should any unreasonable delay occur in completion of the formalities or should anything occur which in the bank’s opinion makes it undesirable to proceed with this transaction.

9.
Should the bank exercise the right of withdrawal in terms of paragraph 8 hereof then, irrespective of the cause or reason for such withdrawal, I/we shall reimburse the bank on demand with the total of all amounts disbursed by the bank at its sole discretion and in addition shall pay interest at the annual rate reflected in the schedule hereto on such amounts. Such interest shall accrue from the actual date on which the bank made these disbursements until the date of reimbursement.

10.
In the event of the bank withdrawing from the transaction subsequent to having made any periodic payment as contemplated in paragraph 2 hereof then and in that event the amount paid out by the bank, plus any costs and expenses incurred by the bank and interest due on such amount, shall be payable by me/us to the bank on demand.

11.
All costs and expenses of whatever nature incurred by the bank (including attorney and client costs) as a direct or indirect consequence of my/our breach of contract shall be payable by me/us on demand.

12.	I/We hereby choose domicilium citandi et executandi for all purposes hereof at the address shown in this confirmation or such other address as I/we might subsequently advise the bank in writing.

13.
Without prejudice to the bank’s right to institute proceedings in any division of the Supreme Court having jurisdiction I/we agree and consent that, notwithstanding that the amount of any claim hereunder might exceed the jurisdiction of any magistrate’s court having jurisdiction over me/us, the bank shall be entitled to institute proceedings in such magistrate’s court.

14.
A certificate under the hand of any manager of the bank (whose status need not be proved) shall be sufficient proof per se of the amount owing by me/us to the bank at any material stage hereof and I/we hereby agree that such certificate may be used by the bank for purposes of obtaining provisional sentence or summary judgement hereunder.

15.	Securities to be provided:

a.	Guarantees of
    General deed of surety limited to R50 000 000, including cession of loan funds, by Century Casinos Africa (Pty) Ltd
    General deed of surety limited to R20 000 000, including cession of loan funds, by Winlen Casino Operators (Pty) Ltd

b.	Collateral in the form of
    Registration of a first covering bond of R50 000 000 over erf 15450, Newcastle, KZN
    Registration of a notarial bond of R10 000 000 over all moveable assets of Balele Leisure (Pty) Ltd

    Pledge by Century Casinos Africa (Pty) Ltd of all issued shares in Balele Leisure (Pty) Ltd
    Pledge by Winlen Casino Operators (Pty) Ltd of all issued shares in Balele Leisure (Pty) Ltd

SCHEDULE

LOAN AMOUNT     R50 000 000

INTEREST         9,50%   subject to the provision of paragraph 3 hereof

PAYABLE BY WAY OF   R1 050 093-07  Monthly installments

Signed at CALEDON on 20/07/2006

Witnesses	Proposer
1. /s/ Morme Rossouw
2. /s/ Rache Groenewand	/s/ Christian Gernert

Proposer’s name    Balele Leisure (Pty) Ltd

Proposer’s address   116 Drakensberg Street, Newcastle,

We accept the aforegoing confirmation of loan on the terms and conditions set out herein.

/s/ Morme Rossouw
For and on behalf of Nedbank